                    SECURITIES AND EXCHANGE COMMISSION



                          Washington, D.C.  20549




                                 FORM 8-K



                              CURRENT REPORT




                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934






                            February 17, 1995





                         Mallinckrodt Group Inc.
         (Exact name of registrant as specified in its charter)


          New York                   1-483           36-1263901
(State or other jurisdiction      (Commission     (I.R.S. Employer
    of incorporation)              File Number)    Identification No.)


 7733 Forsyth Boulevard, St. Louis, MO                63105-1820
(Address of principal executive offices)              (ZIP Code)


Registrant's telephone number,                     (314)854-5200
     including area code

Item 5.  Other Events
A press release was issued February 17, 1995. The relevant portion of the text of that release was as follows:

MALLINCKRODT GROUP UNIT COMPLETES PURCHASE OF J.T. BAKER

ST. LOUIS, Mo., February 17, 1995 -- Mallinckrodt Group, Inc. (NYSE:MKG) announced today that it has completed the acquisition of J.T. Baker Inc., a manufacturer of laboratory, process and microelectronic chemicals, from Richardson-Vicks, Inc., a subsidiary of The Procter & Gamble Company. An agreement to purchase J.T. Baker was signed on December 15, 1994 with completion of the transaction contingent upon receiving normal governmental approval.

          The cash-for-stock and debt-assumption transaction, totaling $100 million, covers all of J.T. Baker's worldwide operations. Modest earnings dilution resulting from acquisition accounting adjustments is expected in the second half of the current fiscal year ending June 30, 1995.

          "We're delighted to implement yet another component of our strategy to build a premier specialty chemicals business through product development, acquisitions, and strategic alliances," said C. Ray Holman, Mallinckrodt Group chairman, president and chief executive officer.

          "The addition of J.T. Baker's approximately $140 million in annual sales will nearly double the size of Mallinckrodt Chemical Company's Performance and Laboratory Chemicals Division and allow us to strengthen our business by leveraging technology and enhancing our global business platform," said Mack G. Nichols, Mallinckrodt Chemical president and chief executive officer.

          Founded in 1904, J.T. Baker became a subsidiary of Richardson-Vicks, Inc. in 1941. Richardson-Vicks was purchased by Procter & Gamble in 1985. Procter & Gamble had previously cited the lack of strategic fit between J.T. Baker's chemical business and Procter & Gamble's consumer products focus as the reason for the sale.

          Mallinckrodt Chemical, founded in St. Louis in 1867, is headquartered in Chesterfield, Mo. Its product lines include analgesics, medicinal narcotics, peptides, catalysts, and laboratory chemicals. Mallinckrodt Chemical is the world's leading producer of acetaminophen, the analgesic used in a number of over-the-counter pain relievers, and is a joint venture partner in a worldwide flavors business.

          Mallinckrodt Group Inc., a St. Louis-based Fortune 250 company with fiscal 1994 net sales of $1.94 billion, provides human and animal health products and specialty chemicals through its three international technology-based businesses -- Mallinckrodt Chemical and Mallinckrodt Medical, both headquartered in the St. Louis area, and Mallinckrodt Veterinary, headquartered in Mundelein, Ill.
Mallinckrodt Group and its subsidiaries have 10,200 employees worldwide.


Mallinckrodt Group Inc.



ROGER A. KELLER
Vice President, Secretary
  and General Counsel


DATE:  March 1, 1995